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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Southern Copper Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2008

Dear Common Stockholder:

        You are cordially invited to attend the annual meeting of stockholders, which will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, on Thursday, April 24, 2008, at 9:00 A.M., Mexico City time. We hope you can be with us.

        At the meeting, you will be asked to elect fourteen directors, to approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, and to ratify the selection of PricewaterhouseCoopers S.C. as our independent accountants.

        The meeting also provides you with an opportunity to review our activities and our plans and prospects for the future.

        It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima, Ilo, Toquepala, and Cuajone. In Mexico, you may deliver your signed proxy card to our offices in Mexico City.

Sincerely,

Germán Larrea Mota-Velasco Chairman of the Board	Oscar González Rocha President and Chief Executive Officer

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, TEL (602) 494-5328
Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru
TEL (511) 512-0440, ext. 3312 (Spanish), ext. 3325 (English)
Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico
TEL (52-55) 1103-5320

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028	Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru	Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 24, 2008

To the Common Stockholders of Southern Copper Corporation:

        The annual meeting of stockholders of Southern Copper Corporation will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, on Thursday, April 24, 2008, at 9:00 A.M., Mexico City time, for the following purposes:

  (1)
  To elect our fourteen directors, who will serve until the 2009 annual meeting;

  (2)
  To amend our Amended and Restated Certificate of Incorporation, as amended, to increase the number of shares of common stock which we are authorized to issue from 320,000,000 shares to 2,000,000,000 shares (as described in more detail in the proxy statement accompanying this notice);

  (3)
  To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers S.C. as our independent accountants for calendar year 2008; and

  (4)
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on February 29, 2008 (the "record date") will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2008. The proxy statement and annual report on Form 10-K are available at www.proxymaterial.com/pcu. If you wish to attend the meeting and vote your shares in person visit www.proxymaterial.com/pcu or call: (52-55) 1103-5320, to obtain information, including directions.

By order of the Board of Directors,
/s/ ARMANDO ORTEGA GÓMEZ Armando Ortega Gómez, Secretary

Phoenix, Arizona, March 28, 2008

Your Vote is Important
Please mark, sign, date, and return your enclosed proxy card

PROXY STATEMENT

        This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Copper Corporation ("SCC", "us", "our", or the "Company"), 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA, Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, and Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, of the proxies of all holders of common stock (the "Common Stockholders" or "you") to vote at the annual meeting to be held on April 24, 2008, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed and made available electronically commencing on or about March 28, 2008, to the Common Stockholders of record on February 29, 2008. Additional copies will be available at our offices in the United States, Lima and other locations in Peru, and Mexico.

        Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If we receive a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors, for approval of the amendment to the Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), and for the proposal to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers S.C. ("PwC"), as our independent accountants for the calendar year 2008. Any proxy may be revoked at any time prior to the exercise thereof by notice from you, received in writing by our Secretary, or by written ballot voted at the meeting or by delivery of a later dated proxy card.

        Our outstanding shares consist of Common Stock, par value $0.01 per share (the "Common Stock"). At the close of business on February 29, 2008 we had outstanding 294,465,650 shares of Common Stock. Each share of Common Stock outstanding on February 29, 2008, the record date for the annual meeting, is entitled to vote at the meeting. Each share of Common Stock is entitled to one vote.

        Unless stated otherwise, references herein to "U.S. dollars", "dollars", or "$" are to U.S. dollars; references to "S/.", "nuevo sol" or "nuevos soles", are to Peruvian Nuevos Soles; and references to "peso", "pesos", or "Ps.", are to Mexican pesos.

VOTING SECURITIES

        Our Certificate provides that the number of Directors shall be fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. The Board of Directors at its meeting held on January 24, 2008 fixed the number of directors at fourteen. The directors are elected by the Common Stockholders, with each share of Common Stock outstanding at the February 29, 2008 record date entitled to one vote at the annual meeting.

        A plurality of the votes cast by you is required for the election of the fourteen directors. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against" any nominee. A broker "non-vote" occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in "street name") but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner.

        Pursuant to Section 242 of the General Corporation Law of the State of Delaware ("DGCL"), the amendment to our Certificate must be approved by the holders of a majority of our issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the same effect as a vote "Against" the proposal to amend our Certificate.

        The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against" the proposal to ratify the selection of the independent accountants described in this proxy statement.

        When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to our Common Stock, the Common Stockholder's proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If you do not send any proxy, the shares held for your account in the Dividend Reinvestment Plan will not be voted.

No Dissenters' or Appraisal Rights

        Stockholders who do not consent to the amendment of the Certificate as described in this proxy statement are not entitled to assert dissenters' or appraisal rights under Section 262 of the DGCL.

Quorum

        Our by-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of electing directors and voting on proposals other than the election of directors.

ELECTION OF DIRECTORS

        Fourteen nominees are proposed for election by you at the annual meeting. The nominees to be voted on by you are Emilio Carrillo Gamboa, Alfredo Casar Pérez, Alberto de la Parra Zavala, Xavier García de Quevedo Topete, Oscar González Rocha, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Armando Ortega Gómez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán. All of the nominees are currently serving as directors, with the exception of Mr. Daniel Muñiz Quintanilla who has been nominated for election at the annual meeting.

        Our Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the New York Stock Exchange ("NYSE") (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a Special Nominating Committee of the Board of Directors.

        The Special Nominating Committee, composed of Messrs. Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán (each a Special Designee), and Xavier García de Quevedo Topete (the Board Designee), has nominated Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Additionally, the Board of Directors at its meeting held on January 24, 2008 selected Mr. Emilio Carrillo Gamboa as our fifth independent director. For further information please see the section on "Special Independent Directors/Special Nominating Committee."

        Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

NOMINEES FOR ELECTION AS DIRECTORS

        The following fourteen individuals have been nominated for election to the Board of Directors.

Common Stock Director	Age	Position
Germán Larrea Mota-Velasco	54	Chairman of the Board and Director
Oscar González Rocha	69	President, Chief Executive Officer, and Director
Emilio Carrillo Gamboa	70	Director
Alfredo Casar Pérez	54	Director
Alberto de la Parra Zavala	41	Director
Xavier García de Quevedo Topete	61	President, Chief Executive Officer of Southern Copper Minera Mexico, Chief Operating Officer of SCC, and Director
Harold S. Handelsman	61	Director
Genaro Larrea Mota-Velasco	47	Director
Armando Ortega Gómez	47	Vice President, Legal, General Counsel, Secretary, and Director
Daniel Muñiz Quintanilla	34	Nominee
Luis Miguel Palomino Bonilla	48	Director
Gilberto Perezalonso Cifuentes	65	Director
Juan Rebolledo Gout	57	Director
Carlos Ruiz Sacristán	58	Director

        Germán Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board since December 1999, Chief Executive Officer from December 1999 to October 2004, and a Director of the Company since November 1999. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Grupo México, S.A.B. de C.V. ("Grupo Mexico") (holding) since 1994. Mr. Larrea is also the Chairman of Americas Mining Corporation ("AMC") (holding) since 2003 and was its Chief Executive Officer from 2003 to September 6, 2007. Mr. Larrea has been Chairman of the Board of Directors and Chief Executive Officer of Grupo Ferroviario Mexicano (railroad company) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico, and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de México, S.A. de C.V. (holding), Compañía Perforadora México, S.A. de C.V. (drilling company), México Compañía Constructora, S.A. de C.V. (construction company), and Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the company was sold. He is also a Director of Banco Nacional de México, S.A. (Citigroup), which forms part of Grupo Financiero Banamex, S.A. de C.V., Consejo Mexicano de Hombres de Negocios, and Grupo Televisa, S.A.B. He and Mr. Genaro Larrea Mota-Velasco are brothers.

        Oscar González Rocha, Director. Mr. González Rocha has been our President since December 1999 and our President and Chief Executive Officer since October 21, 2004. He has been a Director of the Company since November 1999. Previously, he was the Company's President and General Director and Chief Operating Officer from December 1999 to October 20, 2004. Mr. González Rocha has been a Director of Grupo Mexico from 2002 to present. He was General Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Mexicana de Cananea, S.A. de C.V. from 1990 to 1999. He was an alternate Director of Grupo Mexico from 1988 to April 2002. Mr. González Rocha is a civil engineer with a degree from the Autonomous National University of Mexico (UNAM).

        Emilio Carrillo Gamboa, Director. Mr. Carrillo Gamboa has been a Director of the Company since May 30, 2003 and is our fifth independent Director nominee. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been the Senior Partner of the law firm Bufete Carrillo Gamboa, S.C., a law firm specializing in corporate, financial, commercial, and public utility issues, for the last five years. Mr. Carrillo Gamboa has extensive business experience and currently serves on the boards of many prestigious international and Mexican corporations as well as charitable organizations. Since March 9, 2005, he has been Chairman of the Board of The Mexico Fund, Inc. (NYSE—msxf), a nondiversified closed-end management investment company. He is also Chairman of the Board of Directors of Holcim-Apasco, S.A. de C.V. (cement company). Mr. Carrillo Gamboa was Director General of Teléfonos de México, S.A. de C.V. (TELMEX) and from July 1987 to February 1989, he was Mexico's Ambassador to Canada. Mr. Carrillo Gamboa currently serves on the boards of Grupo Modelo, S.A.B. de C.V. (beer brewing), Kimberly-Clark de México, S.A.B. de C.V. (consumer products), San Luis Corporación, S.A.B. de C.V. (automotive parts), Empresas ICA, S.A.B. de C.V. (construction), Grupo Posadas, S.A.B. de C.V., Grupo Mexico and some of its subsidiaries, Grupo Nacional Provincial, S.A.B., Medica Integral GNP, S.A. de C.V., Profuturo GNP, S.A. de C.V. Afore, and Gasoductos de Chihuahua, S. de R.L. de C.V. and subsidiaries. He is a member of the Valuation, Contract Review and Nominating and Corporate Governance Committees of the Mexico Fund and a member of the Audit Committee of the following companies: Empresas ICA, S.A.B. de C.V. since 2002, Holcim-Apasco, S.A. de C.V. since 2002, Grupo Modelo, S.A.B. de C.V. since 2002, Kimberly-Clark de México, S.A.B. de C.V. since 2002, San Luis Corporación, S.A.B. de C.V. since 2002, The Mexico Fund, Inc. since 2002, Grupo Mexico and subsidiaries since 2004, and Grupo Posadas, S.A.B. de C.V. since 2006. Except for Holcim-Apasco, S.A. de C.V., Medica Integral GNP, S.A. de C.V., Profuturo GNP, S.A. de C.V. Afore, and Gasoductos de Chihuahua, S. de R.L. de C.V. and subsidiaries, which are private companies, the rest are public companies listed on the Mexican Stock Exchange, and two are listed on the NYSE, The Mexico Fund, Inc., and Empresas ICA, S.A.B. de C.V. Mr. Carrillo Gamboa has a law degree from the Autonomous National University of Mexico (UNAM). He also attended a continuous legal education program at Georgetown University Law School, and practiced at the World Bank.

        Alfredo Casar Pérez, Director. Mr. Casar Pérez has been a Director of the Company since October 26, 2006. He has been a member of the Board of Directors of Grupo Mexico since 1997. He is also a member of the Board of Directors of Ferrocarril Mexicano, S.A. de C.V., an affiliated company of Grupo Mexico, since 1998 and its Chief Executive Officer since 1999. From 1992 to 1999, Mr. Casar Pérez served as General Director and member of the Board of Directors of Compañía Perforadora México, S.A. de C.V. and México Compañía Constructora, S.A. de C.V., two affiliated companies of Grupo Mexico. Mr. Casar Pérez served as Project Director of ISEFI, a subsidiary of Banco Internacional in 1991 and Executive Vice President of Grupo Costamex in 1985. Mr. Casar Pérez also worked for the Real Estate Firm, Agricultural Ministry, and the Mexican College. Mr. Casar Pérez holds a degree in Economics from the Autonomous Technological Institute of Mexico, ITAM, and one in Industrial Engineering from the Anahuac University. He also holds a Master's degree in Economics from the University of Chicago.

        Alberto de la Parra Zavala, Director. Mr. de la Parra has been a Director of the Company since July 26, 2007. He has been the General Counsel of Grupo Mexico since February 2007. He was a Partner of Galicia y Robles, S.C., a prominent Mexican law firm, from February 2002 to January 2007. Mr. de la Parra was a Partner of Santamarina y Steta, S.C., one of the largest law firms in Mexico, from 1997 to 2002. He also worked for one year as a foreign associate with the law firm White & Case LLP in New York City. Mr. de la Parra is an accomplished Mexican attorney with broad experience in corporate and financial matters, including mergers and acquisitions. He has represented Mexican and international clients before Mexican authorities, including the Banking and Securities Exchange Commission, and the Stock Exchange. Additionally, Mr. de la Parra is the Corporate Secretary of the Board of Directors of Grupo Mexico, and of some of its subsidiaries. Mr. de la Parra has a law degree from the Escuela Libre de Derecho of Mexico.

        Xavier García de Quevedo Topete, Director. Mr. García de Quevedo has been a Director of the Company since November 1999. He has been the President of Minera Mexico since September 2001 to date and the President and Chief Executive Officer of Southern Copper Minera Mexico and our Chief Operating Officer since April 12, 2005. He has been the President and Chief Executive Officer of AMC since September 7, 2007. Mr. García de Quevedo initiated his professional career in 1969 with Grupo Mexico. He was President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and General Director of Exploration and Development of Grupo Mexico from 1994 to 1997. He has been a Director of Grupo Mexico since April 2002. He was also Vice President of Grupo Condumex for eight years. Mr. García de Quevedo is the Chairman of the Mining Chamber of Mexico. He is a Chemical Engineer with a degree from the Autonomous National University of Mexico (UNAM). He also attended a continuous business administration and finance program at the Technical Institute of Monterrey in Mexico.

        Harold S. Handelsman, Director. Mr. Handelsman has been a Director of the Company since August 2002 and is a special independent Director nominee. Mr. Handelsman has been an Executive Vice President and General Counsel of The Pritzker Organization, LLC, a private investment firm, since 1998. Mr. Handelsman has also been a senior executive officer of Hyatt Corporation since 1978, currently serving as Senior Vice President and Secretary. He is also Executive Vice President and Assistant Secretary of Global Hyatt Corporation and serves as the Chairman of Global Hyatt Corporation's Audit Committee. Mr. Handelsman was a Director and Chairman of the Audit Committee of First Health Group Corp. (a managed care organization). He is also a Director of a number of private corporations. He received a B.A. degree from Amherst College in 1968 (cum laude) and a J.D. from Columbia University in 1973 (James Kent Scholar).

        Genaro Larrea Mota-Velasco, Director. Mr. Larrea was our Vice President, Commercial from December 1999 until April 25, 2002, and has been a Director since November 1999. From April 1983 to August 2002, Mr. Larrea held several positions in the areas of finance, commercial and logistics with Grupo Mexico. He has been a Director of Grupo Mexico since 1994. He is currently Chairman of the Board of Directors of Corporación Scribe, S.A.B. Mr. Larrea has a Bachelor's degree in Business Administration from Newport University and a Global Leadership Program certificate from Thunderbird University. He and Mr. Germán Larrea Mota-Velasco are brothers.

        Daniel Muñiz Quintanilla, Nominee. Mr. Muñiz has been the Chief Financial Officer of Grupo Mexico since April 2007. Prior to joining Grupo Mexico, Mr. Muñiz was a practicing corporate-finance lawyer from 1996 to 2006. During this time he worked at Cortés, Muñiz y Nuñez Sarrapy, Mijares, Angotia Cortés y Fuentes, and Baker & McKenzie (London and Mexico City offices). He holds a Master's degree in Financial Law from Georgetown University and a Master's degree in Business Administration from Instituto de Empresa in Madrid.

        Armando Ortega Gómez, Director. Mr. Ortega has been our Vice President, Legal and Secretary since April 25, 2002 and a Director since August 2002. He has been our General Counsel since October 23, 2003. Previously, he was our Assistant Secretary from July 25, 2001 to April 25, 2002. He was General Counsel of Grupo Mexico from May 2001 to February 2007. Previously, he headed the Unit on International Trade Practices of the Ministry of Economy of Mexico with the rank of Deputy Vice Minister from January 1998 to mid-May 2001, and was negotiator for international matters for said Ministry from 1988 to May 2001.

        Luis Miguel Palomino Bonilla, Director. Dr. Palomino has been a Director of the Company since March 19, 2004 and is a special independent Director nominee. Dr. Palomino has been a Managing Partner of RMG Consultores (a financial consulting firm) since May 2007 and was previously Principal and Senior Consultant of Proconsulta International (financial consulting) since 2003. Previously he was First Vice President and Chief Economist, Latin America, for Merrill Lynch, Pierce, Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Dr. Palomino has held various positions with banks and financial institutions as an economist, financial advisor and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania, Philadelphia, and graduated from the Economics Program of the Universidad del Pacifico, Lima, Peru.

        Gilberto Perezalonso Cifuentes, Director. Mr. Perezalonso has been a Director of the Company since June 2002 and is a special independent Director nominee. He was Chief Executive Officer of Corporacion Geo S.A. de C.V. from February 2006 to February 2007. Mr. Perezalonso was the Chief Executive Officer of Aeroméxico (Aerovías de México, S.A. de C.V.) from 2004 until December 2005. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa, S.A.B. From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra, S.A. de C.V., the most recent position being that of General Director of Administration and Finance. Now he is a member of the advisory council of Banco Nacional de México, S.A. de C.V., the board and of the investment committee of Afore Banamex, the board and of the investment committee of Siefore Banamex No. 1, and is a member of the Boards of Gigante, S.A. de C.V., Masnegocio Co. S. de R.L. de C.V., Cablevision, S.A. de C.V., Grupo Televisa, S.A.B., Telefónica Moviles México, S.A. de C.V. and Construction Company Marhnos. Mr. Perezalonso is also a member of the Audit Committee of Grupo Televisa, S.A.B. Mr. Perezalonso has a law degree from the Iberoamerican University and a Master's degree in Business Administration from the Business Administration Graduate School for Central America (INCAE). Mr. Perezalonso has also attended the Corporate Finance program at Harvard University.

        Juan Rebolledo Gout, Director. Mr. Rebolledo has been a Director of the Company since May 30, 2003. Mr. Rebolledo has been International Vice President of Grupo Mexico since 2001. He was Deputy Secretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), Director of the "National Institute for the Historical Studies of the Mexican Revolution" of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the National Autonomous University of Mexico (UNAM), Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from UNAM, an MA in philosophy from Tulane University, and an LLM from Harvard Law School.

        Carlos Ruiz Sacristán, Director. Mr. Ruiz Sacristán has been a Director of the Company since February 12, 2004 and is a special independent Director nominee. Since November 2001, he has been the owner and Managing Partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects. Mr. Ruiz Sacristán has held various distinguished positions in the Mexican government, the most recent being that of Secretary of Communication and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the Board of Directors of the Mexican-owned companies in the sector, and member of the Board of Directors of development banks. Mr. Ruiz is currently a member of the Board of Directors and of the Audit, and Environmental and Technology Committees of Sempra Energy. Mr. Ruiz Sacristán holds a Bachelor's degree in Business Administration from the Anahuac University of Mexico City, and an MBA degree from Northwestern University of Chicago.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Set forth below is certain information with respect to those persons who are known by us to have been, as of December 31, 2007, beneficial owners of more than five percent of our outstanding Common Stock.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Americas Mining Corporation 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028(a)	221,113,178	75.09%

    (a)
    As a result of a two-for-one split of the Company's outstanding Common Stock, effective October 2, 2006, each holder of record at the close of business on September 15, 2006 received one additional share of common stock for each share owned. Therefore AMC currently owns 221,113,178 shares of our Common Stock.

BENEFICIAL OWNERSHIP OF MANAGEMENT

        The information set forth below as to the shares of our Common Stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 2007.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned(a)	Percent of Outstanding Common Stock
Germán Larrea Mota-Velasco(c)(e)	3,600		(b)
Oscar González Rocha(e)	400		(b)
Emilio Carrillo Gamboa(e)	2,000		(b)
Alfredo Casar Pérez	800		(b)
Alberto de la Parra Zavala	0
Jaime Fernando Collazo González(e)	800		(b)
Xavier García de Quevedo Topete(e)	1,200		(b)
Harold S. Handelsman(e)	2,400		(b)
Genaro Larrea Mota-Velasco(e)	1,600		(b)
Daniel Muñiz Quintanilla	0
Armando Ortega Gómez	0
Luis Miguel Palomino Bonilla(e)	200		(b)
Gilberto Perezalonso Cifuentes(e)	2,800		(b)
Juan Rebolledo Gout(e)	800		(b)
Carlos Ruiz Sacristán(e)	2,000		(b)
All nominees, directors and officers as a group(19) individuals(d)	18,760

    (a)
    Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

    (b)
    Less than 0.5%.

    (c)
    Mr. Larrea disclaims beneficial ownership over our shares owned by AMC, which in turn is controlled by Grupo Mexico.

    (d)
    Includes 160 shares of Mr. José N. Chirinos, our Comptroller.

    (e)
    As a result of a two-for-one split of the Company's outstanding Common Stock, effective October 2, 2006, each holder of record at the close of business on September 15, 2006 received one additional share of common stock for each share owned.

        In addition, the following information is provided in satisfaction of applicable rules of the Securities and Exchange Commission ("SEC"). Grupo Mexico, the indirect majority stockholder of the Company, is a Mexican corporation with its principal executive offices located at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico. Grupo Mexico's principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico shares are listed on the Mexican Stock Exchange (GMEXICO).

        The largest shareholder of Grupo Mexico is Empresarios Industriales de México, S.A. de C.V. ("EIM"), a Mexican corporation. The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico.

Beneficial Ownership of Grupo Mexico Shares

Director/Officer	Shares
Oscar González Rocha	787,245
Alfredo Casar Pérez	476,631
José N. Chirinos	14,535
Jaime Fernando Collazo González	4,077
Xavier García de Quevedo Topete	159,104
Genaro Larrea Mota-Velasco	15,300,000
Remigio Martinez Muller	33,806
Vidal Muhech Dip	30,000
Armando Ortega Gómez	2,561
Juan Rebolledo Gout	20,000

Total	16,827,959

AUDIT COMMITTEE REPORT

        In 2007, the Southern Copper Corporation Audit Committee was comprised of three independent directors, Messrs. Emilio Carrillo Gamboa, Luis Miguel Palomino Bonilla, and Gilberto Perezalonso Cifuentes.

        Mr. Emilio Carrillo Gamboa was elected to the Board on May 30, 2003 and to the Audit Committee in July 2003. Mr. Carrillo chairs the Audit Committee. Mr. Luis Miguel Palomino Bonilla was elected to the Board and the Audit Committee on March 19, 2004. Mr. Perezalonso has been a member of the Audit Committee since June 2002.

        Our Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Emilio Carrillo Gamboa are independent of management and financially literate in accordance with the requirements of the NYSE and the SEC, as such requirements are interpreted by our Board of Directors in its business judgment. In addition, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes are the Audit Committee financial experts, as the Board of Directors interprets this requirement in its business judgment. The Board of Directors also determined that Messrs. Palomino and Perezalonso satisfy the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets this requirement in its business judgment. The Audit Committee met seven times in 2007, with 100% attendance by Messrs. Emilio Carrillo Gamboa and Luis Miguel Palomino Bonilla. Mr. Gilberto Perezalonso Cifuentes attended 86% of the meetings.

        The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our web site (www.southerncoppercorp.com). The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The functions of the Audit Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Audit Committee also reviews our policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

        In connection with the Audit Committee's responsibilities, the Audit Committee has taken the following actions:

  (1)
  reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

  (2)
  discussed with the independent accountants, PwC, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (Audit Committee Communications);

  (3)
  received the written disclosures and the letters from PwC required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees) and has discussed with PwC its independence from us and our management;

  (4)
  discussed with our internal and independent accountants, PwC, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting;

  (5)
  recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC; and

  (6)
  selected PwC as the Company's independent accountants for year 2008. Such selection is submitted for ratification by you at this annual meeting.

The Audit Committee: Emilio Carrillo Gamboa Luis Miguel Palomino Bonilla Gilberto Perezalonso Cifuentes

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following is a summary of fees we were or will be billed by PwC for professional services rendered for 2007 and 2006 fiscal years.

Fee Category	2007 Fees	2006 Fees
Audit Fees	$929,000	$929,000
Audit-Related Fees	1,347,000	1,087,000
Tax Fees	646,350	451,124
All Other Fees	715,319	1,170,278

Total Fees	$3,637,669	$3,637,402

  Audit Fees

        Audit Fees consist of fees for professional services rendered for the audit of our financial statements and those of our subsidiaries in Mexico and Peru, and of our branches in Peru and Chile, which are included in our Annual Report on Form 10-K, and fees for the review of the financial statements included in our quarterly reports on Form 10-Q.

  Audit-Related Fees

        Audit-Related Fees consist of fees for professional services provided by PwC not described above under "Audit Fees" in connection with their audit of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, which amounted to $1,347,000 for the 2007 fiscal year and $1,087,000 for the 2006 fiscal year.

  Tax Fees

        In 2007, Tax Fees consist of fees for tax services provided by PwC in connection with quarterly financial or tax requirements, and certain other tax issues, amounting to $646,350.

        In 2006, Tax Fees consist of fees for tax services provided by PwC in connection with quarterly financial or tax requirements, which amounted to $401,557. In addition, in 2006 a fee of $49,567 was paid in connection with certain tax issues, including those relating to the review of the possible acquisition of the Tintaya project.

  All Other Fees

        In 2007, All Other Fees for services, other than those described above, consisted primarily of $130,200 for the extension of the review process of the electronic worksheets and security project plan; $62,280 for the diagnosis of the segregation of functions in the integrated system Ellipse 6.1; $27,480 for the diagnosis of the supporting documentation of controls, based on actual Control Objective by Information Technology (COBIT) frame; $23,700 for the review of the US FAS-95 pronouncements on cash flow and implicit derivatives by FAS-133 during the first quarter 2007 and additional updates; $165,000 for environmental assurance and sustainability reports; and $100,000 for consulting services by a technical specialist of the national office of PwC. Additionally, all other fees for 2007 include $76,659 for the review, discussion and analysis of Audit Standard No. 5, and $130,000 for assurance and technical specialist involvement related to SEC, NYSE, PCAOB, and US GAAP compliance and review of annual Form 10-K.

        In 2006, All Other Fees for services, other than those described above, consisted primarily of $311,858 for professional advisory services rendered in connection with an issue of $400 million 7.5% notes and the filing of a Form S-4 in June 2006; $72,600 for the due diligence regarding the possible acquisition of the Tintaya project; $125,000 for assurance and technical specialist involvement related to SEC, NYSE, PCAOB, and US GAAP compliance; $130,000 for environmental assurance and sustainability reports; $312,000 for consulting services related to improving our compliance with corporate governance regulations and practices, including internal control procedures and issues; $88,560 for improving, based on best practices of public use, or available in the PwC's data base, our financial worksheets at the macro level; and $71,230 for improving, based on best practices of public use, or available in the PwC's data base, our financial worksheets at the micro level. Additionally, All Other Fees include $59,030 for professional services rendered by PwC for the review of accounting issues relating to a potential investment in the Company.

  Audit Committee Pre-Approval Policies and Procedures

        Our management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if it approves the engagement of the independent accountants. In 2007, all services provided by PwC were approved in advance by the Audit Committee.

COMPENSATION COMMITTEE REPORT

        Our Company was acquired late in 1999 by Grupo Mexico, our indirect majority stockholder, which currently owns 75.09% of our stock. Because we are a controlled company as defined by the NYSE we do not have a Compensation Committee comprised entirely by independent directors. The Compensation Committee is comprised of Messrs. German Larrea Mota-Velasco, our Chairman, Oscar González Rocha, our President and Chief Executive Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, and Gilberto Perezalonso Cifuentes, one of our special independent directors.

        The Compensation Committee met once in 2007. Mr. Gilberto Perezalonso Cifuentes was unable to participate at the meeting but he received a complete report of the proceedings of the meeting and ratified the actions of the Compensation Committee. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on said review and discussion, the Compensation Committee has recommended to our Board of Directors the inclusion of the Compensation Discussion and Analysis in the 2007 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee: Germán Larrea Mota-Velasco Oscar González Rocha Xavier García de Quevedo Topete Gilberto Perezalonso Cifuentes

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis relates to and should be read together with our Summary Compensation Table and the information on related party transactions in this proxy statement.

  Background and Role of Executive Officers in Determining Compensation:

        The compensation of our executive officers is determined by our Chairman and other key executive officers, including Mr. Oscar González Rocha. Mr. Oscar González Rocha does not participate in any decision relating to his own compensation. Similarly, Messrs. José N. Chirinos, our Comptroller and interim Chief Financial Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, and Armando Ortega Gómez, our Vice President, Legal, General Counsel, and

Secretary, do not participate in any discussion relating to their respective compensations. J. Eduardo Gónzalez Félix did not participate in any discussion relating to his compensation.

        We are providing in satisfaction of applicable rules of the SEC information regarding compensation paid by us or by one or more of our subsidiaries to Messrs. Oscar González Rocha, J. Eduardo González Félix, José N. Chirinos, Xavier García de Quevedo Topete, Armando Ortega Gómez, and Mario Vinageras Barroso. Mr. Oscar González Rocha joined us in late 1999 after having an outstanding career at Grupo Mexico and has been receiving compensation from us since March 2000. Mr. J. Eduardo González Félix was our Vice President, Finance and Chief Financial Officer from March 2005 until June 15, 2007. Mr. José N. Chirinos has more than 40 years of service with us, having held various positions in accounting, administration, and finance. He was appointed interim Chief Financial Officer from June 15, 2007 until December 31, 2007. On January 2, 2008, the Company announced that it had appointed Mr. Genaro Guerrero Díaz Mercado as its Vice President, Finance and Chief Financial Officer, replacing Mr. José N. Chirinos. Mr. Xavier García de Quevedo Topete joined us in September 2001 after serving as President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. Mr. Armando Ortega Gómez joined us in April 2002 after heading the Unit on International Trade Practices of the Ministry of Economy of Mexico with the rank of Deputy Vice Minister. Mr. Ortega Gómez was previously our Assistant Secretary from July 25, 2001 to April 25, 2002. Mr. Mario Vinageras Barroso joined us in April 2002. He has been Commercial Director of Grupo Mexico since September 1994 and Corporate Director of Sales of Grupo Mexico since June 1, 2000.

        Mr. Germán Larrea Mota-Velasco, our Chairman, is an executive officer of Grupo Mexico and is compensated by Grupo Mexico. Mr. Larrea has only received fees and stock awards for his services as member of our Board of Directors. Prior to February 1, 2007, Mr. Armando Ortega Gómez, our Vice President, Legal, General Counsel, and Secretary, was an executive officer of Grupo Mexico and was compensated by Grupo Mexico or certain of its subsidiaries. Mr. Ortega Gómez, prior to February 1, 2007, only received fees and stock awards for his services as member of our Board of Directors.

  Compensation Objectives:

        Our objectives in compensating our executive officers are to encourage the achievement of our business objectives and superior corporate performance by them. Our business objectives include increasing production and lowering costs in a safe environment, maintaining customer satisfaction, market leadership, and enhancing shareholder value. The principal objective of our compensation practices is to reward and retain executives with key core competency critical to our long-term management strategy. We reward for results rather than on the basis of seniority, tenure or other entitlement. We believe that our executive compensation practices align compensation with our business values and strategy.

  What Is Our Compensation Designed to Reward?

        Our compensation is designed to reward our executive officers for their efforts and dedication to us and for their ability to attract, motivate, and energize a high-performance leadership team, encouraging innovation in our employees, conceptualizing key trends, evaluating strategic decisions, and continuously challenging our employees to sharpen their vision and excel in performing their duties. We also reward our executive officers for achieving the business plans that the Board has approved, for unique accomplishments and achievements, and for their leadership in managing our affairs in the locations in which we operate, mainly Peru and Mexico.

  Why We Choose to Compensate Our Executives?

        We choose to compensate our employees, including our executive officers, to grant them basic economic security at levels consistent with competitive local practices. We believe that the compensation we provide to our employees, including our executive officers, permits us to retain our highly skilled and qualified workforce.

        We are required to grant our employees certain elements of compensation mandated by Peruvian and Mexican law, as applicable. Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each job requirements and the experience and skills of every employee. The level of each salary is determined by us. We pay salaries and bonuses to reward and retain our excellent employees, including our executive officers. We also provide other Company sponsored benefits to remain competitive in the Peruvian and Mexican labor markets and to reward our employees, including our executive officers. The Peruvian five percent increase in monthly salary for each five years of service evolved as a benefit bargained by our labor unions and was later on extended to all salaried employees. The Peruvian vacation bonus and vacation travel benefits evolved from our practice of compensating expatriate employees who worked in Peru and was later extended to certain key salaried employees, including executive officers working in Peru.

  How Do We Determine Each Element of Compensation?

        As previously indicated, factors that influence our decision to grant salary increases and bonuses include the performance and responsibilities measured in the areas of production, safety and environmental responsiveness at the individual and company-wide level, years of service, elements of compensation mandated by Peruvian and Mexican law, future challenges and objectives, contributions to the future success of our Company, the total executive compensation, and our financial performance. Base pay also reflects the external market value for the particular position as well as the qualifications and experience of each individual. To remain competitive, we may also compare our compensation structure with the compensation of comparable companies.

        The amount and formula applicable to the other benefits are mandated by Peruvian and Mexican law or are sponsored by us for all salaried employees.

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and our four other highest paid executive officers as required to be reported in our proxy statement. We do not believe that Section 162(m) will have any immediate material impact on us because, among other things, our officers' salaries do not enter into the calculation of US source taxable income. We will, however, continue to monitor our executive compensation programs to ensure their effectiveness and efficiency in light of our needs, including Section 162(m).

  How Does Each Element and Our Decisions Regarding That Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

        We take into account each element of compensation to determine the overall compensation of our executives. It is our practice to grant relatively small salary increases commensurate with the cost of living increases in Peru and Mexico and tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received as profit participations. In years in which the profit participation is high, the bonus or incentive cash payment will be reduced. In years in which the profit participation is relatively modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives.

  Summary:

        Our compensation practices are designed to comply with the requirements of Peruvian and Mexican law and with our goals and objectives to retain our key executives and reward them appropriately for their positive results. We continue to monitor our compensation practices to remain competitive in the marketplace and to reward our executives for results that are consistent with the long-term interest of our Company and our stockholders.

  Peruvian Compensation Practices:

        Our Peruvian compensation practices take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Peruvian law, future challenges and objectives, contributions to the future success of our Company, the executive's total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

        Our executive officers receive cash-based compensation, which is currently paid. The cash-base compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian law. We also sponsor programs to recruit and retain qualified employees working in Peru. Additionally, Grupo Mexico offers certain key employees, including our executive officers, a stock purchase plan (the "Employee Stock Purchase Plan") under which Grupo Mexico grants the participants a bonus of one share for every ten shares purchased at the end of eight years. See the description of the Employee Stock Purchase Plan under Stock Options and Stock Purchase Plans below.

        The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

        We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. Since 2000 we have not used the Southern Copper Corporation Incentive Compensation Plan to grant incentive cash payments to our executive officers or to our other key employees. Also, since 2000 we have not used independent consulting organizations to assist us with our executive compensation policies.

        The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

        All our employee compensation is denominated in Peruvian Nuevos Soles. We convert the Peruvian Nuevos Soles into U.S. dollars using the average exchange rate for the applicable period.

  Stock Options:

        We have not granted stock options to any of our executive officers since 2000 in Peru. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

  Stock Purchase Plans of Grupo Mexico:

        Grupo Mexico offers eligible employees the Employee Stock Purchase Plan through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value. Every two years employees will be able to purchase shares subscribed for purchase in the previous two years. The employees will pay for shares purchased through monthly payroll deductions over the eight year period of the plan. At the end of the eight year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the entitled dividends will be used to reduce the remaining liability owed for purchased shares. Certain key employees, including Messrs. Oscar González Rocha and José N. Chirinos have purchased shares and received bonuses under this plan. These amounts are reflected in the Summary Compensation Table under the Stock Bonus column.

        Grupo Mexico also offers a stock purchase plan for certain members of executive management. Under this plan, participants will receive incentive cash bonuses which are used to purchase up to 750,000 shares of Grupo Mexico over an eight year period. Mr. Oscar González Rocha received an incentive cash bonus in 2006, which was used to purchase shares under this plan. The amount of said bonus is also reflected in the Summary Compensation Table under the Bonus column.

  Pension Plans:

        The Company has two non-contributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru. Mr. Oscar González Rocha and Mr. José N. Chirinos are not covered by our non-contributory retirement plans. They are covered by the Peruvian private pension system ("AFP"), a mandatory pension system. As required by Peruvian law, we retain every month a percentage of their salary and deposit the amount into their individual AFP accounts. The percentage of the monthly salary retained and deposited varies each year and has ranged from 8% to 10% over the years. Employees, including Mr. Chirinos, hired prior to 1995, received in 1995 a 13.53% salary increase to compensate them for the new deduction established by Peruvian law to participate in the mandatory pension system. Mr. Chirinos received a payment of $18,354 in 2007 pursuant to the requirements of the AFP law, and this amount is included in the gross salary reported for Mr. Chirinos.

  Severance Benefits:

        We do not have corporate plans providing severance benefits to our executives. Our executive officers only receive severance benefits provided by Peruvian law. If the employee is terminated by us and he or she has a fixed-term employment agreement, Peruvian law requires that we pay the employee salaries for the remaining of the term of his or her employment agreement. Peruvian law also provides that if the employee has been dismissed without cause, he or she is entitled to one and one-half monthly salary for each year of service up to a maximum of eight years or twelve monthly salaries. Peruvian law also provides that at the termination of employment an employee will be able to withdraw the full amount of the compensation for the years of service, known as CTS ("Compensación por Tiempo de Servicios") in Peru, described below. Our executive officers do not have change of control employment agreements. Our Peruvian employees, including Mr. José N. Chirinos, do not have employment agreements.

  Expatriate Employees:

        Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement. The employment agreement is in effect for a term of one year and may be extended for additional periods. In accordance with the terms of the employment agreement, the Company has agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law. Under the employment agreement, Mr. Oscar González Rocha may resign at any time by providing us with 30 days' notice. The employment agreement also provides that we may dismiss Mr. Oscar González Rocha for serious offenses as established by Peruvian law. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Our non-Peruvian contract employees and their dependents receive travel benefits to return to their home country at the end of each year and return to Peru at the commencement of each year of the contract. Additionally, this benefit includes travel to their home country at the termination of the contract.

  Discretionary Cash Compensation:

  (a) Base Salary:

        Mr. González Rocha and Mr. Chirinos received, respectively, $456,007 and $189,443 in 2007, and $405,764 and $178,754 in 2006 as annual salary.

        The base salary of Mr. Oscar González Rocha increased 12% in 2007 and 10% in 2006. The base salary of Mr. José N. Chirinos increased 6% in 2007 and 4% in 2006. Mr. Oscar González Rocha's base salary at the commencement of his services with us is reflected in an employment agreement mandated by Peruvian law. The base salaries of our executive officers follow the guidelines of salaries of other key employees of the Company.

  (b) Bonus:

        Mr. Oscar González Rocha received a cash incentive payment of $143,538 in 2007, and $353,137 in 2006 in recognition of his performance and to reward him for his leadership, vision and focus. Mr. González Rocha's bonus for 2006 includes a cash bonus used to purchase Grupo Mexico shares, which is reflected in the Summary Compensation Table under the Bonus column. Mr. José N. Chirinos also received a cash incentive payment of $41,377 in 2007, and $38,668 in 2006, also in recognition of his extraordinary performance. Also, see "Stock Purchase Plans of Grupo Mexico" above.

  Peruvian Mandated Cash Compensation:

  (a) Profit Sharing in the Profits of Our Peruvian Branch:

        Peruvian law requires that we, as well as all other mining companies in Peru, share 8% of the annual pre-income tax profits of our Branch with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee in an amount not to exceed 18 times his or her monthly salary. The excess is paid to a Peruvian pro-employment fund and to the regional governments where we operate, that is to say, the regional governments of Lima, Arequipa, Moquegua, and Tacna in Peru.

        Mr. González Rocha and Mr. Chirinos received, respectively, $565,250 and $311,489 in 2007 as a participation in the pre-tax earnings of our Peruvian Branch.

  (b) Peruvian Legal Holiday Bonuses:

        Peruvian law also requires payment each year of one month's salary to each employee as a bonus for Peruvian Independence holidays and Christmas.

        In 2007, Mr. González Rocha received $82,334 and Mr. Chirinos received $44,339 as Peruvian Independence holidays and Christmas bonus.

  (c) Termination of Employment Compensation or CTS:

        Additionally, as compensation for years of service or CTS, Peruvian law requires a deposit of one twelfth of an employee's annual salary, vacation, travel, Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable. This amount is deposited in a local bank of the employee's choosing, in an individual account, which accrues interest paid by said bank. For all legal purposes, the chosen bank acts as trustee of the deposited amounts. The CTS funds can only be fully withdrawn when the employee terminates employment.

        In 2007, we deposited for Mr. González Rocha $49,394 and for Mr. Chirinos $25,448 as CTS compensation.

  (d) Peruvian Mandated Company Housing:

        Peruvian mining law requires that we provide residences at our operations in Toquepala, Cuajone, and Ilo for all our salaried and non-salaried employees, including for Mr. Oscar González Rocha.

  Cash Compensation under Company Sponsored Programs:

  (a) Vacation Compensation:

        We provide vacation bonuses for all our salaried employees and payment for vacation travel to all our key salaried employees.

        In 2007, Mr. González Rocha received $38,716 and Mr. Chirinos received $17,471 as vacation bonus and travel.

  (b) Five Percent Benefit or "Quinquenio":

        We also provide voluntarily to all salaried employees and to non-salaried employees under agreement with our local labor unions, a benefit consisting of five percent of the monthly salary for each period of five years of service. We call this benefit, colloquially in Peru, the "quinquenio."

        In 2007, Mr. González Rocha received $22,801 and Mr. Chirinos received $65,675 as quinquenio.

  Personal Benefits:

  (a) Company Housing:

        We provide a corporate residence in Lima, which Mr. Oscar González Rocha uses when he conducts business activities at our Lima headquarters.

  (b) Travel Benefits:

        In 2007, we provided travel benefits not directly related to the performance of Mr. Oscar González Rocha's functions, which are reflected in the Summary Compensation Table under the All Other Compensation column.

  (c) Company Provided Car and Driver:

        Mr. Oscar González Rocha and Mr. José N. Chirinos and other key salaried employees are provided with a Company car and a driver. We consider that the use of Company cars by Mr. González Rocha and Mr. Chirinos and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Peru, is required for security reasons, and is consistent with local practice.

  Mexican Compensation Practices:

        Our Mexican compensation practices also take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Mexican law, future challenges and objectives, contributions to the future success of our Company, the executive total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

        Our executive officers receive cash-based compensation, which is currently paid. The cash-base compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Mexican law. We also sponsor programs to recruit and retain qualified employees working in Mexico.

        The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

        We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. Also, we do not use independent consulting organizations to assists us with our executive compensation policies in Mexico.

        The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

        All our Mexican employee compensation is denominated in Mexican Pesos. We convert the Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period.

  Stock Options:

        We have not granted stock options to any of our executive officers since 2000 in Mexico. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

  Stock Purchase Plans of Grupo Mexico:

        Grupo Mexico offers a stock purchase plan for certain members of executive management. Under this plan, participants will receive incentive cash bonuses which are used to purchase up to 750,000 shares of Grupo Mexico over an eight year period. Certain key employees, including Messrs. J. Eduardo González Félix and Xavier García de Quevedo Topete received incentive cash bonuses which were used to purchase shares under this plan. The amounts of said bonuses are reflected in the Summary Compensation Table under the Bonus column.

  Pension Plan:

        Retirement benefits of our employees in Mexico are covered by the Mexican social security system mandated by Mexican law. In addition, certain of our Mexican subsidiaries participate in a defined contribution pension plan, which complements the retirement benefits granted under the Mexican social security system.

        Under the Mexican pension plan, non-union employees of Industrial Minera México, S.A. de C.V., and participating subsidiaries who have completed ten continuous years of employment with the participating subsidiary, including Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, Armando Ortega Gómez and Mario Vinageras Barroso earn the right to receive certain benefits upon retirement at the normal retirement age of 70 or upon early retirement on or after age 60. An employee may chose to retire at age 75 only upon receiving the proper consent of the participating company.

        Employees contribute 3% of their monthly base salary to the plan and the employer matches the employees' contributions with an additional 3%. The funds are then invested in treasury or in marketable securities. The fiduciary of such investment funds is an institution authorized by the Mexican government. The plan is administered by a technical committee comprised of at least three unpaid individuals (who may be employees of the participating companies), which are appointed by the Company. The plan may be amended or terminated at any time at the Company's discretion, but such amendment or termination must preserve acquired rights of the employees.

        Regardless of the manner in which an employee's employment is terminated, he/she is entitled to receive his/her employee contributions and any amounts earned during his/her term of employment. Any severance benefits received by the terminated employee will be deducted from any employer contribution to be received under the plan. In the event of the retirement of an employee, he/she is entitled to receive amounts accrued under the plan.

  Severance Benefits:

        We do not have corporate plans providing severance benefits to our executives in Mexico. Our executive officers only receive severance benefits provided by Mexican law or negotiated by us when we undertake workforce reductions at our operations. Our executive officers in Mexico do not have change of control or employment agreements.

  Discretionary Cash Compensation:

  (a) Base Salary:

        Mr. J. Eduardo González Félix received $100,718 in 2007 and $222,323 in 2006, Mr. Xavier García de Quevedo Topete received $410,231 in 2007 and $411,062 in 2006, Mr. Armando Ortega Gómez received $285,800 in 2007, and Mr. Mario Vinageras Barroso received $191,400 in 2007 and $189,400 in 2006 as annual salary.

        The base salary of Mr. J. Eduardo González Félix reflects his salary through June 15, 2007. The base salary of Xavier García de Quevedo Topete decreased 0.20% in 2007. The base salary of Mario Vinageras Barroso increased 7.00% in 2007. The base salaries of our executive officers follow the guidelines of salaries of other key employees of the Company.

  (b) Bonus:

        Mr. J. Eduardo González Félix received $45,781 in 2007 and $131,133 in 2006, Mr. Xavier García de Quevedo Topete received $124,885 in 2007 and $344,977 in 2006, Mr. Armando Ortega Gómez received $41,321 in 2007, and Mr. Mario Vinageras Barroso received $47,500 in 2007 and $44,600 in 2006 as cash incentive payments in recognition of their performance. Mr. J. Eduardo González Félix's bonus for 2006 and Mr. Xavier García de Quevedo Topete's bonuses for 2007 and 2006 include amounts used to purchase Grupo Mexico shares. The amounts of said bonuses are reflected in the Summary Compensation Table under the Bonus column.

  Mexican Mandated Cash Compensation:

  (a) Profit Sharing in the Profits of Our Mexican Operations:

        Mexican law requires that we, as well as all other mining companies in Mexico, share 10% of the annual pre-tax profits of our operations with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee.

        Mr. J. Eduardo González Félix received $18,344 in 2007 as a participation in the pre-income tax earnings of our Mexican operations. Mr. Xavier García de Quevedo Topete does not participate in the sharing of the profits of our Mexican operations. Mr. Armando Ortega Gómez received $16,568 as a participation in the pre-income tax earnings of our Mexican operations in 2007. Additionally, Mr. Mario Vinageras Barroso received $19,600 in 2007 as a participation in the pre-income tax earnings of our Mexican operations.

  (b) Mexican Legal Holiday Bonuses:

        Mexican law also requires payment each year of at least 15 days' salary to each employee, with at least one completed year of service, as a bonus for Christmas. We give our employees in Mexico one month's salary as Christmas bonus.

        Mr. Xavier García de Quevedo Topete received $39,024, Mr. Armando Ortega Gómez received a $21,693, and Mr. Mario Vinageras Barroso received $17,900 as Christmas bonus in 2007. Mr. J. Eduardo González Félix also received a Christmas bonus in 2007, which is reflected in the Summary Compensation Table under the All Other Compensation column.

  (c) Vacation Compensation:

        We provide vacation bonuses for all our salaried employees, with at least one completed year of service, including our executive officers in Mexico, as required by Mexican law. This vacation bonus consists of at least 25% of the salary earned during the vacation period. Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete and Mario Vinageras Barroso received vacation bonuses for 2007, which are reflected in the Summary Compensation Table under the All Other Compensation column.

  Cash Compensation under Company Sponsored Programs:

  (a) Pension Plan:

        We offer our employees of Industrial Minera Mexico, S.A. de C.V. and participating subsidiaries the possibility of joining a defined contribution pension plan. In 2007, Mr. Xavier García de Quevedo Topete received $12,307 as employer contribution under our pension plan. Messrs. J. Eduardo González Félix, Armando Ortega Gómez, and Mario Vinageras Barroso also received employer contributions under our pension plan, which are reflected in the Summary Compensation Table under the All Other Compensation column. A more detailed description of the principal features of the pension plan can be found under "Pension Plan," above.

  (b) Savings Plan:

        We offer our employees the possibility of saving up to 13% of their salaries and we match this amount with our own contributions (but never in excess of ten times the minimum monthly salary). These amounts are invested by us in marketable securities. Amounts can be withdrawn at any time with proper notice after ceasing participation in the plan. In 2007, Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, Armando Ortega Gómez, and Mario Vinageras Barroso received contributions under our savings plan, which are reflected in the Summary Compensation Table under the All Other Compensation column.

  Personal Benefits:

  (a) Company Provided Car and Driver:

        Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, Armando Ortega Gómez, Mario Vinageras Barroso, and other key salaried employees are provided with a Company car. Messrs. Xavier García de Quevedo Topete and Armando Ortega Gómez are also provided a driver. We consider that the use of Company cars by Messrs. J. Eduardo Gónzalez Félix, Xavier García de

Quevedo Topete, Armando Ortega Gómez, Mario Vinageras Barroso, and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Mexico, is required for security reasons, and is consistent with local practice.

  (b) Company Housing and Other Benefits:

        Employees of certain of our Mexican units reside in town sites at La Caridad and Cananea mines, where we have built approximately 2,000 houses and apartments and 275 houses and apartments, respectively. Employees of other units principally reside on the grounds of the mining or processing complexes in which they work and we have built approximately 900 houses and apartments for such employees. Housing, together with maintenance and utility services, is provided at minimal cost to most of our employees. Our town sites and housing complexes include educational and, in some units, medical facilities, churches, social clubs, shopping centers, banking and other services. At certain units, health care is provided free of charge to employees and their families. None of our executives working in Mexico receive these benefits.

EXECUTIVE COMPENSATION

        Set forth below is certain information concerning the compensation paid by us, or by one or more of our subsidiaries, to Messrs. Oscar González Rocha, J. Eduardo González Félix, José N. Chirinos, Xavier García de Quevedo Topete, Armando Ortega Gómez, and Mario Vinageras Barroso for services rendered in all capacities to us for the fiscal year ended December 31, 2007 and December 31, 2006. Mr. Germán Larrea, our Chairman, received no compensation from us in 2007 and 2006 for services other than as a director. Mr. Armando Ortega Gómez also did not receive any compensation from us in 2006 for services other than as a director.

Summary Compensation Table(a)

Gross Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Stock Bonus (b)	All Other Compensation (c)	Total
Oscar González Rocha President and CEO	2007 2006	456,007 405,764	143,538 353,137	4,167 —	781,983 757,188	1,385,695 1,516,089
J. Eduardo González Félix Former Vice President and CFO	2007 2006	100,718 222,323	45,781 131,133	— —	37,165 47,184	183,664 400,640
José N. Chirinos Comptroller, Interim CFO	2007 2006	189,443 178,754	41,377 38,668	615 —	464,422 455,128	695,857 672,550
Xavier García de Quevedo Topete President, CEO of Southern Copper Minera Mexico, & COO of SCC	2007 2006	410,231 411,062	124,885 344,977	—	86,701 112,831	621,817 868,870
Armando Ortega Gómez Vice President, Legal, General Counsel and Secretary	2007	285,800	41,321	—	51,224	378,345
Mario Vinageras Barroso Vice President, Commercial	2007 2006	191,400 189,400	47,500 44,600	— —	55,242 43,082	294,142 277,082

(a)
Compensation for all of our Peruvian and Mexican employees is denominated, respectively, in Peruvian Nuevos Soles and Mexican Pesos. We convert the Peruvian Nuevos Soles and Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period. The average rate for Peruvian Nuevos Soles was 3.126 Nuevos Soles for each U.S. dollar. The average rate for Mexican Pesos was 10.9266 Mexican Pesos for each U.S. dollar.

(b)
Messrs. González Rocha and Chirinos received a bonus in shares valued at $4,167 and $615, respectively, in 2007 under the Employee Stock Purchase Plan of Grupo Mexico.

(c)
All Other Compensation for Mr. Oscar González Rocha consists mainly of:

  (i) Cash Compensation Mandated by Peruvian Law:

  •
  $565,250 in 2007 as profit sharing in the profits of our Peruvian Branch;

  •
  $82,334 in 2007 as Peruvian legal holiday bonus; and

  •
  $49,394 in 2007 as termination of employment or CTS.

  (ii) Cash Compensation Under Company Sponsored Programs:

  •
  $38,716 as vacation bonus and travel paid by us in 2007; and

  •
  $22,801 in 2007 as five percent benefit or Quinquenio.

  (iii) Personal Benefits:

  •
  Use of our corporate Lima residence in 2007;

  •
  Travel benefits not directly related to the performance of Mr. Oscar González Rocha's functions in 2007.

All Other Compensation for Mr. J. Eduardo González Félix consists mainly of:

  (i) Cash Compensation Mandated by Mexican Law:

  •
  $18,344 in 2007 as profit sharing in the profits of our Mexican operations;

  •
  2007 Mexican legal holiday bonus; and

  •
  2007 vacation bonus.

  (ii) Cash Compensation Under Company Sponsored Programs:

  •
  2007 contributions under our Mexican pension and savings plan.

All Other Compensation for Mr. José N. Chirinos consists mainly of:

  (i) Cash Compensation Mandated by Peruvian Law:

  •
  $311,489 in 2007 as profit sharing in the profits of our Peruvian Branch;

  •
  $44,339 in 2007 as Peruvian legal holiday bonus; and

  •
  $25,448 in 2007 as termination of employment or CTS.

  (ii) Cash Compensation Under Company Sponsored Programs:

  •
  $17,471 in 2007 as vacation bonus and travel; and

  •
  $65,675 in 2007 as five percent benefit or Quinquenio.

All Other Compensation for Mr. Xavier García de Quevedo Topete consists mainly of:

  (i) Cash Compensation Mandated by Mexican Law:

  •
  $39,024 in 2007 as Mexican legal holiday bonus; and

  •
  2007 vacation bonus.

  (ii) Cash Compensation Under Company Sponsored Programs:

  •
  $12,307 in 2007 as contribution under our Mexican pension plan; and

  •
  2007 contribution under our Mexican savings plan.

  (iii) Director Fees:

  •
  $22,000 in 2007 as director's fees.

All Other Compensation for Mr. Armando Ortega Gómez consists mainly of:

  (i) Cash Compensation Mandated by Mexican Law:

  •
  $16,568 in 2007 as profit sharing in the profits of our Mexican operations; and

  •
  $21,693 in 2007 as Mexican legal holiday bonus.

  (ii) Cash Compensation Under Company Sponsored Programs:

  •
  2007 contributions under our Mexican pension and savings plans.

All Other Compensation for Mr. Mario Vinageras Barroso consists mainly of:

  (i) Cash Compensation Mandated by Mexican Law:

  •
  2007 profit sharing in the profits of our Mexican operations;

  •
  $17,900 in 2007 as Mexican legal holiday bonus; and

  •
  2007 vacation bonus.

  (ii) Cash Compensation Under Company Sponsored Programs:

  •
  2007 contributions under our Mexican pension and savings plans.

Option Grants, Exercises, and Fiscal Year-End Values

        No options were granted in 2007. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Option Exercises and Fiscal Year-End Values

        No options were exercised in 2007.

Retirement Plans

        None of our executive officers are covered by our pension plans.

Severance Benefit

        As described above in the Compensation Discussion and Analysis, we provide severance benefits as required by Peruvian and Mexican law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        Messrs. Germán Larrea Mota-Velasco, Alfredo Casar Pérez, Alberto de la Parra Zavala, Juan Rebolledo Gout, and Daniel Muñiz Quintanilla, our directors representing Grupo Mexico, are executive officers of Grupo Mexico or its affiliates. Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Gilberto Perezalonso Cifuentes comprise the Compensation Committee of the Board. See also "Certain Transactions."

RELATED PARTY TRANSACTIONS

        In 2007, we had entered into certain transactions in the ordinary course of business with parties that are controlling stockholders or their affiliates. These transactions include the lease of office space, air transportation and construction services and products and services relating to mining and refining. We lend and borrow funds among affiliates for acquisitions and other corporate purposes. These financial transactions bear interest and are subject to review and approval by senior management, as are all related party transactions.

        Grupo México, our ultimate parent and our majority indirect stockholder, and our affiliates, provide various services to us. In 2007, these services were principally related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative and other support services. We pay Grupo México Servicios, S.A. de C.V., a subsidiary of Grupo Mexico, for these services. The total amount paid by us to Grupo México Servicios, S.A. de C.V. for such services in 2007 was $13.8 million, of which $7 million were paid by our

Peruvian operations and the balance of $6.8 million by our Mexican operations. We expect to continue to pay for these support services in the future.

        Our Mexican operations paid fees of $11 million in 2007, primarily for freight services provided by Ferrocarril Mexicano, S.A. de C.V., a subsidiary of Grupo Mexico.

        In addition, our Mexican operations paid $14.5 million in 2007 for construction services provided by México Constructora Industrial, S.A. de C.V., an indirect subsidiary of Grupo Mexico.

        The Larrea family controls a majority of the capital stock of Grupo Mexico, and has extensive interests in other businesses, including oil drilling services, construction, aviation and real estate. We engage in certain transactions in the ordinary course of business with other entities controlled by the Larrea family relating to mining and refining services, the lease of office space, and air transportation and construction services. In connection with this, we paid fees of $2.5 million in 2007 for maintenance services and sale of vehicles provided by México Compañía de Productos Automotrices, S.A. de C.V., a company controlled by the Larrea family. Also, in 2007, we paid fees of $0.8 million for drilling services provided by Perforadora México, S.A de C.V, a company controlled by the Larrea family. Additionally, in the third quarter of 2006, one of our Mexican subsidiaries provided a short-term interest bearing loan of $10.6 million to México Transportes Aéreos, S.A. de C.V. ("MexTransport") for the purchase of an airplane, which was paid in the first quarter of 2007. MexTransport, a company controlled by the Larrea family, provides aviation services to our Mexican operations. Our Mexican subsidiaries have provided a guaranty for a new $10.8 million loan obtained by MexTransport. The guaranty provided to MexTransport is backed up by the transport services provided by MexTransport to our Mexican subsidiaries. The Company paid fees of $1.2 million in 2007 to MexTransport for aviation services.

        Additionally, in 2007 we purchased $6.3 million of industrial material from Higher Technology S. A. C., and paid $0.7 million for maintenance services to Servicios y Fabricaciones Mecánicas S. A. C., companies in which Mr. Carlos González, a son of our President and Chief Executive Officer, has a proprietary interest. In addition, we purchased $0.7 million in 2007 of industrial material from Sempertrans France Belting Technology and $0.3 million from PIGOBA, S. A. de C. V. Mr. Alejandro González, a son of our President and Chief Executive Officer, is employed as a sales representative of Sempertrans and has a proprietary interest in PIGOBA. The Company purchased $3.6 million in 2007 of industrial material and services from Breaker, S.A. de C.V., a company in which Mr. Jorge González has a proprietary interest. Mr. Jorge González is the son-in-law of our President and Chief Executive Officer.

        It is anticipated that in the future we will enter into similar transactions with such parties.

        During 2007, the Audit Committee reviewed and did not object to any of the related party transactions reported in this proxy statement. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a policy on January 24, 2007, and amended it on February 23, 2007, which is followed in connection with all of our related party transactions. This policy formalizes the procedures followed by the Audit Committee for previous years. Related parties are those defined as such by the SEC. Our policy requires us to report all related party transactions in our filings with the SEC and as required by accounting requirements.

        It is our policy that the Audit Committee shall review all related party transactions. The Company is prohibited from entering or continuing a material related party transaction that has not been reviewed and approved or ratified by the Audit Committee. Our Certificate specifically provides that the Company is prohibited from engaging in any material affiliate transaction unless the transaction has been reviewed by a committee of at least three members of the Board of Directors, each of whom must satisfy the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed). A material affiliate transaction is defined as a transaction, business dealing or material financial interest in any transaction, or any series of transactions between Grupo México or one of its affiliates (other than us or any of our subsidiaries), on the one hand, and us or one of our subsidiaries, on the other hand, that involves an aggregate consideration of more than $10,000,000. We believe that the Audit Committee is best suited to review any material affiliate transaction.

        The Audit Committee may delegate authority to grant such approvals or ratifications to one or more members of the Audit Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting.

        Management reports all related party transactions to the Audit Committee at each meeting. Material related party transactions are reported to the full Board of Directors. There is a presumption that the Audit Committee has approved or ratified the related party transaction if it has reviewed the transaction and made no observations or objections to same.

        In reviewing a related party transaction the Audit Committee considers all of the relevant factors surrounding the transaction including:

  (1)
  whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of the Company and our stockholders;

  (2)
  whether the transaction is negotiated on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;

  (3)
  whether the Audit Committee determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;

  (4)
  whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

  (5)
  whether the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and/or

  (6)
  whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis.

"CONTROLLED COMPANY" EXCEPTION TO NYSE RULES

        A company of which more than 50% of the voting power is held by a single entity, a "controlled company," need not comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nomination/corporate governance committees.

        We are a controlled company as defined by the rules of the NYSE. Grupo Mexico currently owns indirectly 75.09% of our stock. We have taken advantage of the exceptions to the corporate governance rules of the NYSE. We have four special independent directors nominated by the Special Nominating Committee, Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán. Mr. Emilio Carrillo Gamboa is our fifth independent director. At its meeting on January 24, 2008, the Board of Directors determined that Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán and Emilio Carrillo Gamboa are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment.

CORPORATE GOVERNANCE

  Corporate Governance Guidelines, Committee Charters and Code of Ethics

        We have adopted Corporate Governance Guidelines for the Board of Directors and charters for the Audit, Special Nominating, Governance, and Compensation Committees. We also have in place a Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, comptroller, all officers, directors and our employees, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting our web site at www.southerncoppercorp.com. Copies of these documents are also available in print by written request directed to our Secretary, at Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru or at Southern Copper Corporation at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico. We intend to report any amendments to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller and other persons performing similar functions.

  Executive Session of Non-Management Directors

        In accordance with Section 303A.03 of the corporate governance rules of the NYSE, an executive session of non-management directors is scheduled on the occasion of each of our regularly scheduled Board meetings. For such purpose, our Chairman invites the non-management directors to hold the executive session and all other members are asked to leave the boardroom. The non-management directors decide on each occasion if there are matters that warrant holding the executive session and the directors designate for each session, the director who will preside at each executive session. This policy is disclosed in Section 5.4 of our Corporate Governance Guidelines posted on the Company's web site at www.southerncoppercorp.com.

  Corporate Governance Committee

        The primary functions of the Corporate Governance Committee are (a) to consider and make recommendations to the Board concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board corporate governance principles, and (c) to oversee evaluation of the Board and management. The Committee is comprised of Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Emilio Carrillo Gamboa. The Committee did not meet in 2007.

        The Committee has the authority to delegate any of its authority to subcommittees designated by the Corporate Governance Committee, to the extent permitted by law. The Corporate Governance Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve the fees and other retention terms.

  Special Independent Directors/Special Nominating Committee

        The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.

        The Special Nominating Committee consists of three directors, two (2) of whom are Luis Miguel Palomino and Carlos Ruiz Sacristán (each an "Initial Member" and, together with their successors, "Special Designees") and such other director, currently Xavier García de Quevedo Topete, as may be appointed by the Board of Directors or the "Board Designee". The Board Designee will be selected annually by the Board of Directors. The Special Designees will be selected annually by the members of the Board who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the Special Nominating Committee. Any member of the Special Nominating Committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the nominating committee will be necessary for the adoption of any resolution or the taking of any action.

        Our Certificate provides that the number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.

        The Special Nominating Committee has nominated Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Mr. Emilio Carrillo is our fifth independent director. At its meeting on January 24, 2008, the Board of Directors approved the nomination of special independent directors made by the Special Nominating Committee and endorsed the determination made by the Special Nominating Committee that Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán are independent of management in accordance with the requirements of the NYSE, as such requirements are interpreted by the Special Nominating Committee and our Board of Directors in their respective business judgments. The Board of Directors also determined that Mr. Emilio Carrillo is independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment. Notwithstanding the foregoing, the power of the Special Nominating Committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with our by-laws.

        The Special Nominating Committee did not meet in 2007, except to make the above-mentioned nominations and determinations prior to the 2007 annual meeting of stockholders. The Special Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations for special independent directors. The Committee considers recommendations for special independent director nominees to the Board of Directors from all sources. Recommendations for special independent director nominees should be sent in writing to our Secretary.

        The Special Nominating Committee's Charter sets forth that it shall have the authority to:

  •
  consider and recruit candidates to fill the positions on the Board allocated to special independent directors taking into account the Board's current composition and core competencies and the needs of the Board as a whole;

  •
  apply criteria for Board membership that require special independent directors to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to our matters, and a history of achievement;

  •
  review and consider candidates from all sources;

  •
  conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;

  •
  recommend the special independent director nominees for approval by the Board and you;

  •
  fill any vacancy created by the removal, resignation or retirement from the Board of any special independent director; and

  •
  evaluate annually the Committee's own performance and the adequacy of the charter, and report on the same to the Board.

        The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. However, the Committee has the sole authority to retain and terminate any advisor, including counsel and any search firm used to identify special independent director candidates, and to approve the fees and other retention terms of said advisors.

COMPENSATION OF DIRECTORS

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Germán Larrea Mota-Velasco(a)	$44,000	$32,120	$76,120
Oscar González Rocha	—	—	—
Emilio Carrillo Gamboa(a)	$86,000	$32,120	$118,120
Alfredo Casar Pérez(a)	$44,000	$32,120	$76,120
Jaime Fernando Collazo González(a)	$44,000	$32,120	$76,120
Alberto de la Parra Zavala(a)	$22,000	$32,120	$54,120
Xavier García de Quevedo Topete(a)	$22,000	$—	$22,000
Harold S. Handelsman(a)	$44,000	$32,120	$76,120
Genaro Larrea Mota-Velasco(a)	$44,000	$32,120	$76,120
Armando Ortega Gómez	$—	$—	$—
Luis Miguel Palomino Bonilla(a)	$86,000	$32,120	$118,120
Gilberto Perezalonso Cifuentes(a)	$74,000	$32,120	$106,120
Juan Rebolledo Gout(a)	$44,000	$32,120	$76,120
Carlos Ruiz Sacristán(a)	$44,000	$32,120	$76,120

    (a)
    Individuals domiciled outside Peru are subject to a 30% income tax withholding.

        Each non-employee director receives compensation in the amount of $20,000 per year and $6,000 for attendance in person at each meeting. For attendance by telephone conference the compensation is $1,000 for each meeting. All Directors are reimbursed by us for all meeting related expenses.

        We have a Directors' Stock Award Plan pursuant to which directors who are not compensated as our employees are entitled to an award of 400 shares of Common Stock upon election to the Board and 400 additional shares of Common Stock following each annual meeting of stockholders thereafter. This reflects the two-for-one stock split, which became effective on October 2, 2006. This Plan will expire by its terms on January 31, 2016.

ATTENDANCE OF DIRECTORS

        The Board of Directors met four times at its regularly scheduled meetings in 2007, with 100% attendance by all directors, except Mr. Gilberto Perezalonso, which attended 75% of the meetings. Mr. Alberto de la Parra Zavala also had 100% attendance of the two meetings he was eligible to attend.

        We do not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Oscar González Rocha, our President, chaired the 2007 annual meeting of stockholders. Messrs. Armando Ortega Gómez, Jaime Fernando Collazo González, and Juan Rebolledo Gout attended. The absence of all other directors was excused.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

        You or other persons wishing to write to our Board of Directors or a specified director or committee of the Board should send correspondence to our Secretary at Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru, or at Southern Copper Corporation, Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico.

        All communications so received from you or other interested parties will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on our records and other information, we believe that all filing requirements of the SEC applicable to our executive officers, directors, and ten percent or more owners were complied with for 2007, except that Mr. Luis Miguel Palomino Bonilla, one of our directors, filed one late report covering the disposition of 1,800 shares on August 15, 2007 and Mr. Alberto de la Parra Zavala, another one of our directors, filed one late report covering the disposition of 400 shares on September 17, 2007.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals.

PROPOSAL TO ELECT OUR
FOURTEEN DIRECTORS

        The Board of Directors recommends that you vote in favor of the election of Emilio Carrillo Gamboa, Alfredo Casar Pérez, Alberto de la Parra Zavala, Xavier García de Quevedo Topete, Oscar González Rocha, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Armando Ortega Gómez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán as directors of the Company to represent you.

PROPOSAL TO AMEND OUR CERTIFICATE TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        On March 6, 2008, the Board of Directors unanimously adopted a resolution recommending that our stockholders approve an amendment to our Certificate to increase the aggregate number of shares of Common Stock which we are authorized to issue from 320,000,000 shares to 2,000,000,000 shares. The Board urges you to carefully read the entire text of this amendment, which is included in Appendix A to this proxy statement and incorporated herein by reference.

        Our Board of Directors believes that it is advisable and in our best interest to increase the number of authorized shares of Common Stock. The amendment will have the effect of allowing the Company to issue more shares of Common Stock in the future, including in connection with any future stock dividends or stock splits (though there can be no assurance that the Board of Directors will take any action to effect a stock dividend or stock split). When issued, the additional shares of Common Stock will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. No holder of any of our shares of Common Stock has preemptive rights. Therefore, no stockholder will have any preferential right to purchase any additional shares of our Common Stock when the new shares are issued.

        Pursuant to Section 242 of the DGCL, the amendment to our Certificate must be approved by the holders of a majority of our issued and outstanding shares of Common Stock. If approved by the Common Stockholders, this proposed amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. The amendment is reflected in the Certificate of Amendment, which is included in Appendix A hereto and incorporated herein by reference.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

        PricewaterhouseCoopers S.C. were our independent accountants continuously from 1962 until 1999. PricewaterhouseCoopers S.C. is a world-class global auditing firm and is the world's leading auditing firm for the mining industry. They have been our independent accountants since 2003. On January 23, 2008, the Audit Committee selected PricewaterhouseCoopers S.C. as our independent accountants for 2008.

        The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers S.C. as our independent accountants for the calendar year 2008.

        PricewaterhouseCoopers S.C. has advised us that neither the firm nor any of its members have any direct or material indirect financial interest in us or our subsidiaries. A representative of PricewaterhouseCoopers S.C. will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSALS AND NOMINATIONS OF STOCKHOLDERS

        Under SEC rules, proposals of stockholders intended to be presented at our 2009 annual meeting of stockholders must be received by us at our principal executive office in the United States (11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA) by November 28, 2008 to be considered for inclusion in our proxy statement and form of proxy.

        In addition, Section 2.03 of our by-laws, which deals with Notice of Stockholder Business and Nominations, provides that Common Stockholders seeking to nominate a director or propose business to be considered at an annual meeting of stockholders must give written notice to our Secretary regarding the proposed nominee and/or proposed business to be considered no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, your nominations or proposals intended to be presented at our 2008 annual meeting of stockholders must be received by us by January 24, 2009 but not before December 25, 2008 (unless the date of the 2009 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2008 meeting).

OTHER INFORMATION

        We are not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

        The cost of soliciting proxies in the accompanying form will be borne by us. Georgeson Shareholder Communications Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for net fees to be paid by us of $1,000, plus reasonable out-of-pocket expenses. A number of our regular employees, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Copper Corporation Armando Ortega Gómez, Secretary

Phoenix, AZ, March 28, 2008

Appendix A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
SOUTHERN COPPER CORPORATION

        Southern Copper Corporation (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY:

  1.
  The name of the corporation is Southern Copper Corporation.

  2.
  The Amended and Restated Certificate of Incorporation, as amended, (the "Charter") of the Corporation is hereby amended by striking out the first sentence of Article FOUR of the Charter and by substituting in lieu of said sentence of Article FOUR the following new sentence:

      The total number of shares of capital stock which the Corporation shall have authority to issue is 2,000,000,000 (two billion) shares, par value one cent ($0.01) per share.

  3.
  The foregoing amendment to the Charter was duly adopted in accordance with the provisions of Sections 242 of the DGCL.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its authorized officer on this            day of April, 2008.

SOUTHERN COPPER CORPORATION
By:

Name:
Title:

A-1

SOUTHERN COPPER CORPORATION

PROXY

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be Held April 24, 2008.

The undersigned hereby appoints OSCAR GONZALEZ ROCHA and ARMANDO ORTEGA GOMEZ, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Copper Corporation, to be held at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, on April 24, 2008, at 9:00 A.M., Mexico City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

Holders of Common Stock are entitled to elect fourteen directors at the meeting. Please refer to the Proxy Statement for details.

PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors, and FOR proposals Nos. 2, and 3.

(Continued on the other side.)
SOUTHERN COPPER CORPORATION
P.O. Box 11179
New York, N.Y. 10203-0179

☐	☒
Votes MUST be indicated (x) in Black or Blue ink.

Directors of Southern Copper Corporation recommend a vote “For” Proposals 1, 2 and 3.

1.	Election of Directors	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Common Stock Director Nominees: Emilio Carrillo Gamboa, Alfredo Casar Pérez, Alberto de la Parra Zavala, Xavier García de Quevedo Topete, Oscar González Rocha, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Armando Ortega Gómez, Juan Rebolledo Gout, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán.

(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the “Exception” box and write that nominee’s name in the space provided below.)

*Exception:

2.  Approve an amendment to the Amended and Restated Certificate of Incorporation, as amended, to increase the number of shares of common stock which we are authorized to issue from 320,000,000 shares to 2,000,000,000 shares.

	FOR	☐	AGAINST	☐	ABSTAIN	☐

3. Ratify the Audit Committee’s selection of PricewaterhouseCoopers S.C. as independent accountants for 2008.	FOR	☐	AGAINST	☐	ABSTAIN	☐

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Address Change
Comments	If you have an Address Change, mark here. ☐

If you have any Comments on the reverse side of this card, mark here. ☐

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date

Share Owner sign here

Co-Owner sign here

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on April 24, 2008
Your Vote is Important Please mark, sign, date, and return your enclosed proxy card
PROXY STATEMENT
VOTING SECURITIES
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
BENEFICIAL OWNERSHIP OF MANAGEMENT
Beneficial Ownership of Grupo Mexico Shares
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table(a)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
RELATED PARTY TRANSACTIONS
"CONTROLLED COMPANY" EXCEPTION TO NYSE RULES
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS 2007 Director Compensation Table
ATTENDANCE OF DIRECTORS
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPROVAL OF PROPOSALS BY STOCKHOLDERS
PROPOSAL TO ELECT OUR FOURTEEN DIRECTORS
PROPOSAL TO AMEND OUR CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS
PROPOSALS AND NOMINATIONS OF STOCKHOLDERS
OTHER INFORMATION
  Appendix A
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED OF SOUTHERN COPPER CORPORATION